UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2016

Southcross Energy Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35719	45-5045230
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

1717 Main Street
Suite 5200
Dallas, Texas 75201
(Address of principal executive office) (Zip Code)

(214) 979-3700
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

As previously disclosed in the Form 8-K filed with the Securities and Exchange Commission on March 22, 2016, Southcross Energy Partners, L.P. (the “Partnership”, “we,” “us” or “our”) and Southcross Holdings LP (“Holdings”) entered into that certain Equity Cure Contribution Agreement, dated March 17, 2016 (the “Equity Cure Agreement”), whereby the Partnership has the right to cure any default with respect to the financial covenants set forth in its Third Amended and Restated Revolving Credit Agreement (the “Financial Covenants”) by having Holdings purchase equity interests in the Partnership in an aggregate amount of up to $50 million. On March 30, 2016 (the “Contribution Date”), we received $11.9 million (the “Contribution Amount”) from Holdings, pursuant to the terms of the Equity Cure Agreement, to fund the remaining balance of the equity cure required to comply with the consolidated total leverage ratio of our Financial Covenants. In exchange for the Contribution Amount, on May 2, 2016 the Partnership issued Holdings 8,029,729 common units representing limited partner interests in the Partnership (the “Common Units”). The Common Units were issued at a price per share equal to $1.48, which was the lesser of (i) the volume weighted daily average price of the Common Units on the New York Stock Exchange for a period of 15 trading days, the last of which being the second trading day prior to the Contribution Date or (ii) $1.48.

The Common Units were issued in a private transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. The issuance was not effected using any form of general advertising or general solicitation. Holdings represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Southcross Energy Partners, L.P.
By: Southcross Energy Partners GP, LLC, its general partner

Dated: May 3, 2016	By:	/s/ Bret M. Allan
Bret M. Allan Senior Vice President and Chief Financial Officer